MDU Resources Announces Five-Year Capital Investment Plan, Narrows 2018 EPS Guidance Range

BISMARCK, N.D. — Nov. 20, 2018 — MDU Resources Group, Inc. (NYSE: MDU) today announced its capital investment plan for 2019 through 2023. For the five-year period, the company expects to make capital investments totaling $2.6 billion.

“We have identified and expect to continue to execute on significant growth projects,” said David L. Goodin, president and CEO of MDU Resources. “This five-year plan includes line-of-sight opportunities at all of our businesses, including substantial growth at our regulated operations and higher capital expenditures at our construction businesses.”

Acquisitions would be incremental to the company’s 2019-2023 capital investment plan. MDU Resources will provide updates as opportunities outside the capital investment plan are identified.

Capital Expenditures
	Forecast				Actual + 2018 Forecast	Forecast
	2018	2019	2020	2021	2014-2018	2019-2023
	(in millions)
Regulated energy delivery
Electric	$195	$104	$103	$88	$933	$657
Natural gas distribution	193	204	180	158	718	823
Pipeline and midstream	84	113	93	204	230	435
	472	421	376	450	1,881	1,915
Construction materials and services
Construction materials and contracting	281	133	135	127	449	630
Construction services	30	25	17	18	174	97
	311	158	152	145	623	727
Total*	$783	$579	$528	$595	$2,504	$2,642
* Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property.

MDU Resources’ utility operations have customers in eight states and expect customer growth to continue to be higher than the national average. The anticipated investment reflects system expansions and safety enhancements, including system upgrades and replacements. The company expects its electric and natural gas utility to grow its rate base by approximately 5 percent annually over the next five years on a compound basis. The company is in the process of completing its 2019 Integrated Resource Plan and is evaluating future generation and power supply options. The IRP will be finalized and filed by mid-2019.

The capital investment plan at the pipeline and midstream business reflects a focus on organic growth with multiple natural gas pipeline projects already in the planning phases, including the Demicks Lake project, a 14-mile pipeline in McKenzie County, North Dakota, and the expansion of Line Section 22 in the Billings, Montana, area. As designed, these two projects will increase total natural gas transportation capacity by nearly 200 million cubic feet per day. This business is exploring additional organic growth projects that, if executed, would be incremental to the capital investment plan.

At the company’s construction materials and services businesses, the capital investment plan reflects normal equipment and plant replacements and upgrades. The company expects public sector workload growth as new state and local infrastructure spending initiatives are introduced. In addition to organic growth, the construction businesses continue to focus on acquisition activity, as shown throughout 2018, which would be incremental to the five-year forecast.

“We have a number of important projects identified at our regulated energy delivery businesses that will support our growth plans and enhance system safety and reliability,” Goodin said. “Our anticipated capital spending at our construction businesses reflects facility and fleet improvements, but we have had great success with our acquisition strategy in this area and will continue to be very focused on those opportunities, which would be incremental to our plan.”

MDU Resources also announced it has narrowed its 2018 earnings per share guidance range to $1.30 to $1.45.

“Now that we are at the mid-point of the fourth quarter, we have a better sense of how weather may impact our operations through the remainder of the year,” Goodin said.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, underlying expectations, earnings per share guidance and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-Q and 10-K.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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